EXHIBIT 99.1



              Third Quarter Ended September 30, 2003 Press Release



Contact: B. K. Goodwin, III
         Chairman of the Board, President and Chief Executive Officer
         (205) 428-8472

FOR IMMEDIATE RELEASE

FirstFed Bancorp, Inc. Announces Third Quarter Financial Results

FirstFed Bancorp, Inc., Bessemer, Alabama (NASDAQ: "FFDB"), reported quarterly net income for the third quarter ended September 30, 2003, of $135,000 compared to $22,000 for the same quarter a year ago. Earnings per share were $.06 (basic and diluted) for the quarter ended September 30, 2003, compared to $.01 (basic and diluted) for the same three-month period last year. For the nine months ended September 30, 2003, net income was $497,000, or $.21 per share (basic and diluted), compared to $158,000, or $.07 per share (basic and diluted), for the same nine-month period a year ago. Total assets were $193,503,000, total loans were $129,719,000 and total deposits were $155,676,000 at September 30, 2003, which have increased 9.0%, 24.4% and 11.3%, respectively, when compared to the December 31, 2002, total assets of $177,570,000, total loans of $104,310,000 and total deposits of $139,931,000.

B. K. Goodwin, III, President of FirstFed Bancorp, Inc., said: "We are pleased to report the continued excellent growth in assets, deposits, and loans in addition to the improvements in net income and earnings per share. Contributing to a portion of the growth was the completion of a branch purchase in Centreville, Alabama, during the quarter ended September 30, 2003. This transaction gave us the opportunity to increase the utilization of our current Centreville location."

FirstFed Bancorp, Inc. is the holding company for First Financial Bank. First Financial Bank operates from its main office in Bessemer and branch offices in Centreville, Hoover, Hueytown, Pelham, Vance, West Blocton and Woodstock.